EXHIBIT 99.1

Contacts: LaDuane Clifton, The LGL Group, Inc.:                                                                            (407) 298-2000
                Email: lclifton@lglgroup.com

                Victor Emmanuel, VJE Consultants:                                                                                     (914) 305-5198

The LGL Group, Inc. Reports Results for the Three Months Ended March 31, 2010

Revenues Increase 41.9% from First Quarter 2009;
Net Income of $1.066 Million and Diluted EPS of $0.47

ORLANDO, FL, May 17, 2010 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), today announced results for the quarter ended March 31, 2010.

Revenues Increase 41.9%, Including 37.3% Growth in Foreign Sales

Total revenues for the quarter ended March 31, 2010 were $10,701,000, an increase of 41.9% from the comparable period in 2009. Net income for the first quarter of 2010 was $1,066,000 compared with a net loss of ($1,008,000) for the same period in 2009.  Diluted earnings per share was $0.47 for the first quarter of 2010 compared to diluted loss per share of ($0.46) for the same period in 2009.

Revenue growth was primarily due to increased demand from existing customers for existing products in our Telecom, Military, Instrumentation, Space and Avionics market segments.  These customers include Cisco, Raytheon, Ericsson, Honeywell, GE, Agilent Technologies, Northup Grumman, Rockwell Collins and Harris RF, among others.

Increase in demand was also reflected in foreign sales, primarily to Asia, which grew 37.3% to $5,077,000 for the quarter ended March 31, 2010, compared to $3,698,000 for the quarter ended March 31, 2009.  The Company is continuing its efforts to grow revenue by expanding into new geographic regions and into additional segments of the timing and frequency equipment market, such as alternative energy management, energy exploration, military personnel protection and homeland security.

The improvement in quarterly net income is primarily attributable to the increase in revenue and a 12.9 percentage point increase in gross margin.  Diluted earnings per share rose for the second sequential quarter.

The increase in the gross margin percentage is primarily the result of fixed infrastructure costs being spread over a larger revenue base, and the Company’s implementation of its plan to effect permanent structural cost reductions in overhead, engineering, and administrative expenses. Greg Anderson, LGL President and Chief Executive Officer said, “Management continues to seek ways to

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reduce the cost structure of the Company and create long-term improvement in operating efficiencies.  The Company expects that the continued effort to improve its manufacturing and supply chain efficiency will benefit its operating margins in future quarters.”

Order Backlog Reaches Record Level for Third Consecutive Quarter

“For the third consecutive quarter, our order backlog grew to a record level, ending the period at $14,260,000, compared with a backlog of $13,958,000 as of December 31, 2009 – a 2.2% increase,” according to LGL President and Chief Executive Officer, Greg Anderson.  The growth in backlog is primarily due to increased repeat orders from our existing customers, which positions the Company well for continued solid results during the remainder of 2010,” Mr. Anderson said.

Mr. Anderson also noted that the Company had introduced a new product line of cavity filters into production during the first quarter of 2010, adding another line of product offerings that will help the Company to expand further into its target market segments.

 “In addition, we expect to introduce a new line of double-oven oscillators during the second quarter of 2010, representing a solid technical advancement of our existing product offerings that will support the Company’s efforts to grow revenue,” Mr. Anderson said.

Company Continues to Pursue Strategic Options

“Management continues to seek opportunities to grow shareholder value through any number of options, which could include joint ventures, marketing partnerships and other ways to drive synergistic opportunities.  In addition, management continues to seek ways to reduce its structural spending creating long-term improvement and lasting efficiencies in our business fundamentals,” said Mr. Anderson.  He continued, noting “With the continuing volatility in the marketplace, we are keeping our focus on improving our balance sheet and continue to evaluate measures to improve the Company’s overall capital structure and create the flexibility to respond to opportunities or uncertainties as needed.”

Investor’s Conference Call Rescheduled to Tuesday, May 25, 2010 at 10:00 AM EDT

The investor conference call originally scheduled for tomorrow, May 18, 2010, has been rescheduled for Tuesday, May 25, 2010 at 10:00 a.m. EDT.  The Company will discuss its results for the fiscal quarter ended March 31, 2010, its earnings report and other recent Company information. LGL Group President and Chief Executive Officer, Greg Anderson, will host the audio event.

Participants can access the conference call at (800) 895-0198 for domestic callers and (785) 424-1053 for international callers.

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About The LGL Group, Inc.

The LGL Group, Inc., through its wholly owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in the LGL Group’s filings with the SEC.